Exhibit 99.1

American Financial Group, Inc. Announces Third Quarter Results and Declares Special Dividend

•	Net earnings per share of $2.16; includes ($0.15) per share in after-tax non-core items

•	Core net operating earnings $2.31 per share

•	Third quarter annualized ROE of 15.2%; core operating ROE of 16.2%

•	Overall average renewal rate increases excluding workers’ compensation of 8%

•	Board of Directors declares $4.00 per share special dividend, payable November 26, 2024

CINCINNATI – November 5, 2024 – American Financial Group, Inc. (NYSE: AFG) today reported 2024 third quarter net earnings of $181 million ($2.16 per share) compared to $177 million ($2.09 per share) in the 2023 third quarter. Net earnings for the 2024 third quarter included net after-tax non-core items that reduced net income by $13 million ($0.15 per share loss). By comparison, net earnings for the 2023 third quarter included net after-tax non-core items that reduced net income by $31 million ($0.36 per share loss). Annualized return on equity was 15.2% and 15.7% for the third quarters of 2024 and 2023, respectively, and is calculated excluding accumulated other comprehensive income (AOCI). Other details may be found in the table on the following page.

Core net operating earnings were $194 million ($2.31 per share) for the 2024 third quarter, compared to $208 million ($2.45 per share) in the 2023 third quarter. The decrease was due primarily to higher year-over-year catastrophe losses related primarily to Hurricane Helene and lower favorable prior year reserve development in the Specialty Property and Casualty (“P&C”) insurance operations, which were partially offset by higher investment income. Additional details for the 2024 and 2023 third quarters may be found in the table below. Core net operating earnings for the third quarters of 2024 and 2023 generated annualized returns on equity of 16.2% and 18.3%, respectively, which is calculated excluding AOCI.

	Three Months Ended September 30,
Components of Pretax Core Operating Earnings	2024	2023	2024	2023	2024	2023
In millions, except per share amounts	Before Impact of Alternative Investments		Alternative Investments		Core Net Operating Earnings, as reported
P&C Pretax Core Operating Earnings	$255	$273	$36	$25	$291	$298
Other expenses	(27)	(22)	—	—	(27)	(22)
Holding company interest expense	(19)	(19)	—	—	(19)	(19)

Pretax Core Operating Earnings	209	232	36	25	245	257
Related provision for income taxes	43	44	8	5	51	49

Core Net Operating Earnings	$166	$188	$28	$20	$194	$208

Core Operating Earnings Per Share	$1.98	$2.21	$0.33	$0.24	$2.31	$2.45
Weighted Avg Diluted Shares Outstanding	83.9	84.7	83.9	84.7	83.9	84.7

AFG’s book value per share was $56.10 at September 30, 2024. During the third quarter of 2024, AFG paid cash dividends of $0.71 per share. For the three and nine months ended September 30, 2024, AFG’s growth in book value per share plus dividends was 8.7% and 19.3%, respectively.

Book value per share excluding AOCI was $57.71 at September 30, 2024. For the three and nine months ended September 30, 2024, AFG’s growth in book value per share excluding AOCI plus dividends was 4.0% and 13.9%, respectively.

AFG’s net earnings, determined in accordance with U.S. generally accepted accounting principles (GAAP), include certain items that may not be indicative of its ongoing core operations. The table below identifies such items and reconciles net earnings to core net operating earnings, a non-GAAP financial measure. AFG believes that its core net operating earnings provides management, financial analysts, ratings agencies, and investors with an understanding of the results from the ongoing operations of the Company by excluding the impact of net realized gains and losses and other items that are not necessarily indicative of operating trends. AFG’s management uses core net operating earnings to evaluate financial performance against historical results because it believes this provides a more comparable measure of its continuing business. Core net operating earnings is also used by AFG’s management as a basis for strategic planning and forecasting.

In millions, except per share amounts	Three months ended September 30,		Nine months ended September 30,
	2024	2023	2024	2023
Components of net earnings:
Core operating earnings before income taxes	$245	$257	$808	$823
Pretax non-core items:
Realized gains (losses)	(2)	(23)	10	(71)
Gain on retirement of debt	—	—	—	1
Special A&E charges	(14)	(15)	(14)	(15)

Earnings before income taxes	229	219	804	738
Provision (credit) for income taxes:
Core operating earnings	51	49	168	166
Non-core items	(3)	(7)	4	(17)

Total provision for income taxes	48	42	172	149

Net earnings	$181	$177	$632	$589

Net earnings:
Core net operating earnings(a)	$194	$208	$640	$657
Non-core items:
Realized gains (losses)	(2)	(19)	3	(57)
Gain on retirement of debt	—	—	—	1
Special A&E charges	(11)	(12)	(11)	(12)

Net earnings	$181	$177	$632	$589

Components of earnings per share:
Core net operating earnings(a)	$2.31	$2.45	$7.63	$7.72
Non-core Items:
Realized gains (losses)	(0.02)	(0.21)	0.04	(0.65)
Gain on retirement of debt	—	—	—	0.01
Special A&E charges	(0.13)	(0.15)	(0.13)	(0.15)

Diluted net earnings per share	$2.16	$2.09	$7.54	$6.93

Footnote (a) is contained in the accompanying Notes to Financial Schedules at the end of this release.

The Company also announced today that its Board of Directors has declared a special cash dividend of $4.00 per share of American Financial Group common stock. The dividend is payable on November 26, 2024, to shareholders of record on November 15, 2024. The aggregate amount of this special dividend will be approximately $335 million. This special dividend is in addition to the Company’s regular quarterly cash dividend of $0.80 per share most recently paid on October 25, 2024. With this special dividend, the Company has declared $50.00 per share in special dividends since the beginning of 2021, including $6.50 per share in 2024.

S. Craig Lindner and Carl H. Lindner III, AFG’s Co-Chief Executive Officers, issued this statement: “We are pleased with AFG’s performance during the third quarter. We achieved an annualized core operating return of 16%, with solid underwriting profitability despite elevated catastrophe losses during the quarter. P&C net investment income increased by nearly 15% year over year. These results, coupled with effective capital management, enable us to continue to create value for our shareholders.”

Messrs. Lindner continued, “AFG continued to have significant excess capital at September 30, 2024. Returning capital to shareholders in the form of regular and special cash dividends and through opportunistic share repurchases is an important and effective component of our capital management strategy. In addition, our excess capital will be deployed into AFG’s core businesses as we identify potential for healthy, profitable organic growth, and opportunities to expand our specialty niche businesses through acquisitions and start-ups that meet our target return thresholds.”

Specialty Property and Casualty Insurance Operations

The Specialty P&C insurance operations reported underwriting profit of $117 million in the 2024 third quarter, compared to $143 million in the 2023 third quarter. Catastrophe losses were $90 million in the 2024 third quarter, primarily the result of Hurricane Helene. Catastrophe losses in the comparable 2023 period were $56 million. Based on information available at this time, AFG’s pretax losses from Hurricane Milton are estimated to be approximately $30 million and will be reflected in our fourth quarter results.

The third quarter 2024 combined ratio was 94.3%, 2.1 points higher than the 92.2% reported in the comparable prior year period and included 4.4 points in catastrophe losses. By comparison, catastrophe losses in the third quarter of 2023 added 3.0 points to the combined ratio. Third quarter 2024 results benefitted from 0.8 points of favorable prior year reserve development, compared to 2.3 points in the third quarter of 2023.

Third quarter 2024 gross and net written premiums were up 19% and 14%, respectively, when compared to the third quarter of 2023, driven primarily by additional premiums from the Crop Risk Services acquisition. Gross and net written premiums excluding crop insurance each grew 7% year over year. We continue to achieve year-over-year premium growth as a result of a combination of new business opportunities, increased exposures, and a good renewal rate environment.

Average renewal pricing across our P&C Group, excluding workers’ compensation, was up approximately 8% in the third quarter, and up approximately 7% overall. Third quarter average renewal pricing excluding workers’ compensation was in line with pricing increases achieved in the second quarter, while overall renewal pricing was about 1% higher than increases achieved in the second quarter. We believe we are achieving overall renewal rate increases in excess of prospective loss ratio trends to meet or exceed targeted returns.

The Property and Transportation Group reported 2024 third quarter underwriting profit of $34 million, compared to $42 million in the third quarter of 2023. Higher year-over-year underwriting profit in our agricultural businesses was more than offset by higher catastrophe losses. Catastrophe losses in this group were $34 million (3.6 points on the combined ratio) in the third quarter of 2024, compared to $14 million (1.7 points) in the comparable 2023 period. Overall, the businesses in the Property and Transportation Group achieved a 96.5% calendar year combined ratio in the third quarter, 1.7 points higher than the comparable period in 2023.

Third quarter 2024 gross and net written premiums in this group were 32% and 26% higher, respectively, than the comparable prior year. The primary drivers of the growth included additional premiums from the Crop Risk Services acquisition and, to a lesser extent, later reporting of crop acreage, which shifted the timing of reporting of some crop premium from second quarter to third quarter of 2024. Excluding crop premiums, third quarter gross and net written premiums each grew 11% year over year in this group, which is attributable primarily to new business opportunities, a favorable rate environment and increased exposures in our commercial auto, property & inland marine and ocean marine businesses. Overall renewal rates in this group increased 7% on average in the third quarter of 2024, about a point lower than the pricing achieved in this group for the second quarter of 2024.

The Specialty Casualty Group reported 2024 third quarter underwriting profit of $76 million, compared to $78 million in the third quarter of 2023. Higher underwriting profit in our targeted markets businesses was more than offset by lower year-over-year underwriting profit in our excess and surplus businesses and, to a lesser extent, our workers’ compensation and executive liability businesses. Underwriting profitability in our workers’ compensation and executive liability businesses continues to be excellent. Catastrophe losses for this group were $16 million (2.3 points on the combined ratio) and $17 million (2.3 points) in the third quarters of 2024 and 2023. The businesses in the Specialty Casualty Group achieved a strong 90.0% calendar year combined ratio overall in the third quarter, 0.6 points higher than the 89.4% achieved in the comparable prior year period.

Third quarter 2024 gross and net written premiums increased 6% and 4%, respectively, when compared to the same prior year period. The primary drivers of growth were new business opportunities and favorable renewal pricing in several of our targeted markets businesses and our excess liability business. Our mergers & acquisitions business also benefitted from an increase in M&A activity. This growth was tempered by slightly lower workers’ compensation premiums. Excluding workers’ compensation, third quarter gross and net written premiums in this group both grew 8% year over year. Excluding workers’ compensation, renewal pricing for this group was up 10% in the third quarter, and up 8% including workers’ compensation. Both measures improved about 3 points from the renewal pricing in the previous quarter.

The Specialty Financial Group reported an underwriting profit of $22 million in the third quarter of 2024, compared to $29 million in the third quarter of 2023. Improved results in our lender services business were more than offset by lower profitability in our surety and fidelity businesses. Catastrophe losses for this group were $39 million (14.4 points on the combined ratio) in the third quarter of 2024, compared to $22 million (9.3 points) in the prior year quarter. This group reported a combined ratio of 91.9% for the third quarter of 2024, 4.3 points higher than the prior year period.

Third quarter 2024 gross and net written premiums in this group were up 7% and 9%, respectively, when compared to the prior year period, due primarily to growth in our financial institutions business. Renewal pricing in this group was up 6% for the quarter, consistent with the previous quarter.

Carl Lindner III stated, “Although catastrophe losses, specifically Hurricane Helene, impacted our third quarter operating earnings in our P&C Segment, nearly all of our Specialty P&C businesses are meeting or exceeding targeted returns, and we continue to feel confident about the strength of our reserves. Our third quarter results also reflect an element of seasonality, as most of our crop insurance premiums are recorded in AFG’s third quarter. This business is booked at a more conservative combined ratio until the fourth quarter when we have a better view of profitability for the year. Based on what we know at this time, we are optimistic about an above average crop year. I’m pleased that we continued to grow our Specialty P&C businesses through increasing exposures, new business opportunities, and a continued overall favorable pricing environment.”

Further details about AFG’s Specialty P&C operations may be found in the accompanying schedules and in our Quarterly Investor Supplement, which is posted on our website.

A&E Reserves

As in prior years, during the third quarter, AFG conducted an in-depth comprehensive review of its asbestos and environmental (A&E) exposures relating to the run-off operations of its P&C Group. During the 2024 review, no new trends were identified, and recent claims activity was generally consistent with our expectations resulting from our in-depth reviews in the prior three years, and our most recent external study in 2020. As a result, and consistent with the internal review in the third quarter of 2023, the 2024 review resulted in no net change to the P&C Group’s A&E reserves.

At September 30, 2024, the P&C Group’s insurance reserves include A&E reserves of $362 million, net of reinsurance recoverables. At September 30, 2024, the property and casualty insurance segment’s three-year survival ratios were 18.6 times paid losses for asbestos reserves, 25.1 times paid losses for environmental reserves and 21.1 times paid losses for total A&E reserves. These ratios compare favorably with industry data compiled by S&P Global Market Intelligence as of December 31, 2023, which indicate that industry survival ratios were 8.3 times paid losses for asbestos, 7.1 times paid losses for environmental, and 8.0 times paid losses for total A&E reserves.

The 2024 in-depth comprehensive review also encompassed reserves for asbestos and environmental exposures of our former railroad and manufacturing operations. As a result of the review, AFG recorded a special non-core A&E charge to increase its liabilities for environmental exposures by $14 million ($11 million after-tax), due primarily to changes in the scope and costs of investigation and an increase in estimated remediation costs at a limited number of sites.

Investments

Net Investment Income – For the quarter ended September 30, 2024, property and casualty net investment income was approximately 15% higher than the comparable 2023 period as a result of the impact of rising interest rates and higher balances of invested assets and higher returns on alternative investments. The annualized return on alternative investments was approximately 5.4% for the 2024 third quarter compared to 4.2% for the prior year quarter. Earnings from alternative investments may vary from quarter to quarter based on the reported results of the underlying investments, and generally are reported on a quarter lag. The average annual return on alternative investments over the five calendar years ended December 31, 2023, was approximately 13%.

Non-Core Net Realized Gains (Losses) – AFG recorded third quarter 2024 net realized losses of $2 million ($0.02 per share loss) after tax, which included $8 million ($0.09 per share) in after-tax net gains to adjust equity securities that the Company continued to own at September 30, 2024, to fair value. AFG recorded net realized losses of $19 million ($0.21 per share loss) in the comparable 2023 period.

After-tax unrealized losses related to fixed maturities were $107 million at September 30, 2024. Our portfolio continues to be high quality, with 94% of our fixed maturity portfolio rated investment grade and 96% of our P&C fixed maturity portfolio with a National Association of Insurance Commissioners’ designation of NAIC 1 or 2, its highest two categories.

More information about the components of our investment portfolio may be found in our Quarterly Investor Supplement, which is posted on our website.

About American Financial Group, Inc.

American Financial Group is an insurance holding company, based in Cincinnati, Ohio. Through the operations of Great American Insurance Group, AFG is engaged primarily in property and casualty insurance, focusing on specialized commercial products for businesses. Great American Insurance Group’s roots go back to 1872 with the founding of its flagship company, Great American Insurance Company.

Forward Looking Statements

This press release, and any related oral statements, contains certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements in this press release not dealing with historical results are forward-looking and are based on estimates, assumptions, and projections. Examples of such forward-looking statements include statements relating to: the Company’s expectations concerning market and other conditions and their effect on future premiums, revenues, earnings, investment activities and the amount and timing of share repurchases or special dividends; recoverability of asset values; expected losses and the adequacy of reserves for asbestos, environmental pollution and mass tort claims; rate changes; and improved loss experience.

Actual results and/or financial condition could differ materially from those contained in or implied by such forward-looking statements for a variety of reasons including, but not limited to: the risks and uncertainties AFG describes in the “Risk Factors” section of its most recent Annual Report on Form 10-K, as updated by its other reports filed with the Securities and Exchange Commission; changes in financial, political and economic conditions, including changes in interest and inflation rates, currency fluctuations and extended economic recessions or expansions in the U.S. and/or abroad; performance of securities markets; new legislation or declines in credit quality or credit ratings that could have a material impact on the valuation of securities in AFG’s investment portfolio; the availability of capital; changes in insurance law or regulation, including changes in statutory accounting rules, including modifications to capital requirements; changes in the legal environment affecting AFG or its customers; tax law and accounting changes; levels of natural catastrophes and severe weather, terrorist activities (including any nuclear, biological, chemical or radiological events), incidents of war or losses resulting from pandemics, civil unrest and other major losses; disruption caused by cyber-attacks or other technology breaches or failures by AFG or its business partners and service providers, which could negatively impact AFG’s business and/or expose AFG to litigation; development of insurance loss reserves and establishment of other reserves, particularly with respect to amounts associated with asbestos and environmental claims; availability of reinsurance and ability of reinsurers to pay their obligations; competitive pressures; the ability to obtain adequate rates and policy terms; changes in AFG’s credit ratings or the financial strength ratings assigned by major ratings agencies to AFG’s operating subsidiaries; the impact of the conditions in the international financial markets and the global economy relating to AFG’s international operations; and effects on AFG’s reputation, including as a result of environmental, social and governance matters.

The forward-looking statements herein are made only as of the date of this press release. The Company assumes no obligation to publicly update any forward-looking statements.

Conference Call

The Company will hold a conference call to discuss 2024 third quarter results at 11:30 a.m. (ET) tomorrow, Wednesday, November 6, 2024. Simplified event registration and access provides two ways to access the call.

Participants should register for the call here now, or any time up to and during the time of the call, and will immediately receive the dial-in number and a unique PIN to access the call. While you may register at any time up to and during the time of the call, you are encouraged to join the call 10 minutes prior to the start of the event.

The conference call and accompanying webcast slides will also be broadcast live over the internet. To access the event, click the following link: https://www.afginc.com/news-and-events/event-calendar. Alternatively, you can choose Events from the Investor Relations page at www.AFGinc.com.

A replay of the webcast will be available via the same link on our website approximately two hours after the completion of the call.

Contact:

Diane P. Weidner, IRC, CPA (inactive)

Vice President – Investor & Media Relations

513-369-5713

Websites:

www.AFGinc.com

www.GreatAmericanInsuranceGroup.com

# # #

(Financial summaries follow)

This earnings release and AFG’s Quarterly Investor Supplement are available in the Investor Relations section of AFG’s website: www.AFGinc.com.

AFG2024-21

AMERICAN FINANCIAL GROUP, INC., AND SUBSIDIARIES

SUMMARY OF EARNINGS AND SELECTED BALANCE SHEET DATA

(In Millions, Except Per Share Data)

	Three months ended September 30,		Nine months ended September 30,
	2024	2023	2024	2023
Revenues
P&C insurance net earned premiums	$2,055	$1,855	$5,186	$4,799
Net investment income	200	168	586	583
Realized gains (losses) on:
Securities	(2)	(19)	10	(67)
Subsidiaries	—	(4)	—	(4)
Income of managed investment entities:
Investment income	99	105	296	321
Gain (loss) on change in fair value of assets/liabilities	(9)	16	5	12
Other income	26	43	92	100

Total revenues	2,369	2,164	6,175	5,744

Costs and expenses
P&C insurance losses & expenses	1,948	1,736	4,806	4,419
Interest charges on borrowed money	19	19	57	57
Expenses of managed investment entities	85	105	267	303
Other expenses	88	85	241	227

Total costs and expenses	2,140	1,945	5,371	5,006

Earnings before income taxes	229	219	804	738
Provision for income taxes	48	42	172	149

Net earnings	$181	$177	$632	$589

Diluted earnings per common share	$2.16	$2.09	$7.54	$6.93

Average number of diluted shares	83.9	84.7	83.9	85.1

Selected Balance Sheet Data:	September 30, 2024		December 31, 2023
Total cash and investments	$ 15,741		$ 15,263
Long-term debt	$ 1,475		$ 1,475
Shareholders’ equity(b)	$ 4,708		$ 4,258
Shareholders’ equity (excluding AOCI)	$ 4,844		$ 4,577
Book value per share(b)	$ 56.10		$ 50.91
Book value per share (excluding AOCI)	$ 57.71		$ 54.72
Common Shares Outstanding	83.9		83.6

Footnote (b) is contained in the accompanying Notes to Financial Schedules at the end of this release.

AMERICAN FINANCIAL GROUP, INC.

SPECIALTY P&C OPERATIONS

(Dollars in Millions)

	Three months ended September 30,		Pct. Change	Nine months ended September 30,		Pct. Change
	2024	2023		2024	2023
Gross written premiums	$3,748	$3,140	19%	$8,490	$7,664	11%

Net written premiums	$2,353	$2,061	14%	$5,679	$5,247	8%

Ratios (GAAP):
Loss & LAE ratio	69.5%	66.7%		63.1%	61.8%
Underwriting expense ratio	24.8%	25.5%		28.8%	29.5%

Specialty Combined Ratio	94.3%	92.2%		91.9%	91.3%

Combined Ratio – P&C Segment	94.4%	92.3%		91.9%	91.3%

Supplemental Information:(c)
Gross Written Premiums:
Property & Transportation	$2,107	$1,592	32%	$4,150	$3,523	18%
Specialty Casualty	1,297	1,226	6%	3,417	3,299	4%
Specialty Financial	344	322	7%	923	842	10%

	$3,748	$3,140	19%	$8,490	$7,664	11%

Net Written Premiums:
Property & Transportation	$1,140	$905	26%	$2,412	$2,125	14%
Specialty Casualty	863	829	4%	2,318	2,244	3%
Specialty Financial	284	261	9%	766	685	12%
Other	66	66	—	183	193	(5%)

	$2,353	$2,061	14%	$5,679	$5,247	8%

Combined Ratio (GAAP):
Property & Transportation	96.5%	94.8%		93.6%	93.6%
Specialty Casualty	90.0%	89.4%		88.4%	87.8%
Specialty Financial	91.9%	87.6%		89.4%	89.6%
Aggregate Specialty Group	94.3%	92.2%		91.9%	91.3%

		Three months ended September 30,		Nine months ended September 30,
		2024	2023	2024	2023
Reserve Development (Favorable)/Adverse:
Property & Transportation		$(15)	$(14)	$(91)	$(72)
Specialty Casualty		(4)	(22)	(46)	(73)
Specialty Financial		(9)	(10)	(3)	(24)
Other Specialty		11	2	36	—

Specialty Group		(17)	(44)	(104)	(169)
Other		2	1	4	1

Total Reserve Development		$(15)	$(43)	$(100)	$(168)

Points on Combined Ratio:
Property & Transportation		(1.5)	(1.7)	(4.4)	(3.9)
Specialty Casualty		(0.6)	(2.9)	(2.1)	(3.4)
Specialty Financial		(3.4)	(4.2)	(0.4)	(3.8)
Aggregate Specialty Group		(0.8)	(2.3)	(2.0)	(3.5)
Total P&C Segment		(0.7)	(2.3)	(1.9)	(3.5)

Footnote (c) is contained in the accompanying Notes to Financial Schedules at the end of this release.

AMERICAN FINANCIAL GROUP, INC.

Notes to Financial Schedules

a)	Components of core net operating earnings (dollars in millions):

	Three months ended September 30,		Nine months ended September 30,
	2024	2023	2024	2023
Core Operating Earnings before Income Taxes:
P&C insurance segment	$291	$298	$950	$947
Interest and other corporate expenses	(46)	(41)	(142)	(124)

Core operating earnings before income taxes	245	257	808	823
Related income taxes	51	49	168	166

Core net operating earnings	$194	$208	$640	$657

b)

Shareholders’ Equity at September 30, 2024, includes ($136 million) ($1.61 per share loss) in Accumulated Other Comprehensive Income (Loss) compared to ($319 million) ($3.81 per share loss) at December 31, 2023.

c)	Supplemental Notes:

•

Property & Transportation includes primarily physical damage and liability coverage for buses and trucks and other specialty transportation niches, inland and ocean marine, agricultural-related products, and other commercial property coverages.

•

Specialty Casualty includes primarily excess and surplus, general liability, executive liability, professional liability, umbrella and excess liability, specialty coverages in targeted markets, customized programs for small to mid-sized businesses and workers’ compensation insurance.

•

Specialty Financial includes risk management insurance programs for lending and leasing institutions (including equipment leasing and collateral and lender-placed mortgage property insurance), surety and fidelity products and trade credit insurance.

•	Other includes an internal reinsurance facility.